UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 7, 2012

Date of Report (Date of earliest event reported)

Pulse Electronics Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-05375	23-1292472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12220 World Trade Drive
San Diego, CA 92128
(Address of principal executive offices)

(858) 674-8100
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE: In accordance with Securities and Exchange Commission Exchange Act Release No. 68224 (Nov. 14, 2012), the registrant is filing this Form 8-K report on a delayed basis due to the disruptive impact on the registrant of Hurricane Sandy and its aftermath. The storm and subsequent flooding and their impact on communications, transportation, electricity, facilities and available staff and professional advisors, including on the registrant's primary outside counsel and other professional advisers who are located in the New York/New Jersey metropolitan area have hampered efforts by the registrant to file the report by its November 14 due date.

Item 1.01.	Entry into Material Definitive Agreement.

As previously announced, on November 7, 2012, Pulse Electronics Corporation, a Pennsylvania corporation, and certain of its subsidiaries (collectively, the “Company”) entered into definitive agreements to recapitalize the Company with certain affiliates of investment funds managed by Oaktree Capital Management, L.P. (collectively, “Oaktree”), pursuant to which Oaktree will invest approximately $102.7 million in the Company.   The recapitalization will occur in two phases.  The Company expects the first phase to close on or about November 19, 2012 (the “Closing Date”), and the second phase to close during 2013.

The initial phase of the recapitalization will consist of the following: (1) a $75 million senior secured Term A Loan, of which $55 million will be used by the Company to retire outstanding debt under the Company’s existing senior secured credit facility and $20 million will be used by the Company for working capital and general business purposes, (2) a $27.685 million secured Term B Loan, to be issued in exchange for $27.685 million of the Company’s outstanding 7% senior convertible notes due December 2014 (the “Senior Convertible Notes”) currently held by Oaktree, (3) the issuance to Oaktree of shares of the Company’s common stock such that, when included with common stock and warrants Oaktree owns prior to the Closing Date, will represent approximately 49% of the outstanding common stock of the Company and (4) the issuance to Oaktree of a warrant (the “Technitrol Warrant”) to purchase 19.9% of the common stock of Technitrol Delaware, Inc.  (“Technitrol”), a wholly-owned subsidiary  of the Company.  The Technitrol Warrant will terminate upon issuance to Oaktree of shares of a new class of non-voting preferred stock of the Company.

As part of the initial phase of the recapitalization, Oaktree will be issued shares of a new class of non-voting preferred stock as soon as the Company’s shareholders approve an amendment to the Company’s articles of incorporation to authorize an increase in the number of the Company’s authorized shares from 175 million shares of common stock to 275 million shares of common stock, and to create a class of 1,000 shares of blank check preferred stock which will enable the issuance of such non-voting preferred stock to Oaktree.  If the Company’s shareholders do not approve the amendment, Oaktree will be entitled to exercise the Technitrol Warrant.  However, if the non-voting preferred stock is authorized and issued to Oaktree, the Technitrol Warrant will be terminated.  Following the issuance of the preferred stock, from time to time after completion of the second phase of the recapitalization, in the event Oaktree’s percentage ownership of outstanding shares of common stock falls below 49%, the Company will issue to Oaktree shares of its common stock to maintain Oaktree’s ownership of then outstanding common stock at 49% until such time as it has received all shares of common stock it is ultimately entitled to in the recapitalization.  Once the indenture in respect of the Senior Convertible Notes is discharged, the new preferred stock will automatically convert into additional shares of common stock such that Oaktree would hold 64.3795% of the equity of the Company (on a fully diluted basis immediately following the Closing Date and without giving effect to shares of common stock and warrants owned by Oaktree prior to the Closing Date).  The issuance of common stock, preferred stock and the Technitrol Warrant to Oaktree will be made in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

As part of the second phase of the recapitalization, the Company will offer each holder of its outstanding Senior Convertible Notes, the option to receive new Term B Loan debt in exchange for its Senior Convertible Notes at up to 80% of the par amount as well as shares of the Company’s common stock.  To the extent the holders of 90% of the Senior Convertible Notes, including those exchanged by Oaktree in the initial phase, exchange their Senior Convertible Notes in the optional exchange, then the $27.685 million portion of Oaktree’s Term B Loan will be reduced by 20%.  If all the Senior Convertible Notes are retired, the non-Oaktree holders of the Senior Convertible Notes would hold 15.6205% of the equity of the Company (on a fully diluted basis immediately following the Closing Date and without giving effect to shares of common stock and warrants owned by such holders prior to and independent of this recapitalization).

Credit Agreement

The new Term A Loan and Term B Loan credit facility will be implemented pursuant to the fourth amended and restated Credit Agreement (the “Credit Agreement”) dated as of November 7, 2012, by and among the Company, Pulse Electronics (Singapore) Pte Ltd. (the “Singapore Borrower”), the Lenders, as defined in the Credit Agreement, and JP Morgan Chase Bank, N.A. as administrative agent (the “Agent”).  The interest rate on the Term A Loan will be 12% per annum and the interest rate on the Term B Loan will be 10% per annum.  Interest on each term loan may, at the Company’s election, be paid in cash or paid in kind for the first three years of the loans, and shall be paid solely in cash thereafter.  The term loans will mature five years after the Closing Date and will be secured by a first lien on the collateral that currently secures the Company’s outstanding senior secured credit facility and on the Company’s available unencumbered assets.  The term loans are non-amortizing and may be prepaid without any penalty.  While the Term B Loan will not be junior in relative lien priority to the Term A Loan, the Term B Loan may not be repaid until the Term A Loan is paid in full.

Outstanding borrowings will be subject to leverage covenants computed on a quarterly basis as of the most recent quarter end.   These covenants require the calculation of a rolling four quarter EBITDA according to the definition prescribed by the Credit Agreement. The Secured Leverage Ratios may be proportionally adjusted upon the conversion of additional Senior Convertible Notes following the Closing Date upon approval of the lenders under the Credit Agreement, and the Credit Agreement requires that the Company not exceed the ratios set forth in the following table:

Test Period End Date(s)	Secured Leverage Ratio
December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013, and December 31, 2013	11.00 to 1.00
March 31, 2014	5.00 to 1.00
June 30, 2014	4.90 to 1.00
September 30, 2014	4.80 to 1.00
December 31, 2014	4.50 to 1.00
March 31, 2015	3.50 to 1.00
June 30, 2015	3.40 to 1.00
September 30, 2015	3.30 to 1.00
December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016, March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017	3.00 to 1.00

Furthermore, the Company also agreed not to exceed the Total Net Debt Leverage Ratios, as defined in the Credit Agreement, set forth below:

Test Period End Date(s)	Total Net Debt Leverage Ratio
December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013, December 31, 2013	12.00 to 1.00
March 31, 2014	5.50 to 1.00
June 30, 2014	5.20 to 1.00
September 30, 2014	5.00 to 1.00
December 31, 2014	4.50 to 1.00
March 31, 2015	3.50 to 1.00
June 30, 2015	3.40 to 1.00
September 30, 2015	3.30 to 1.00
December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016, March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017	3.00 to 1.00

The amended Credit Agreement also contains other customary and normal provisions.  The Company and multiple subsidiaries, both domestic and international, have guaranteed the obligations of the Singapore Borrower.  Also, certain domestic and international subsidiaries have pledged their shares, as well as selected accounts receivable, inventory, machinery and equipment and other assets as collateral.  If the Company defaults on its obligations, the lenders may take possession of the collateral and may license, sell or otherwise dispose of those related assets in order to satisfy the obligations under the Credit Agreement.

The recapitalization is subject to certain closing conditions under the Credit Agreement, including the following: (i) receipt by the Agent, of certain customary loan and corporate documentation, (ii) payment by the Company of certain customary fees, costs and expenses, (iii) performance by the Agent of customary lien searches, (iv) receipt by the Agent and each lender under the Credit Agreement of legal opinions of Company counsel, (v) repayment of all outstanding indebtedness under the Credit Agreement, (vi) satisfaction of required guarantees, (vii) receipt by the Agent of the Company’s financial statements, (vii) receipt by the Agent of the Company’s financial projections, (viii) receipt by the Company of all necessary governmental and shareholder consents and approvals, (ix) absence of any action, suit, investigation or proceeding pending, threatened or contemplated, in any court or before any arbitrator or governmental authority that would reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement), (x) compliance with the Patriot Act, (xi) absence of any event that would have a material adverse effect, (xii) satisfaction of collateral requirements, (xiii) completion of due diligence, (xiv) receipt by Oaktree of the Technitrol Warrant, (xv) the issuance to Oaktree of 36,729,182 shares of common stock of the Company and (xvi) receipt of evidence that the procedures to permit the giving of financial assistance by the Company’s subsidiaries in Singapore have been duly complied with and completed.  Furthermore, the Credit Agreement requires that the closing be no later than November 30, 2012.

Investment Agreement

Pursuant to the Investment Agreement (the “Investment Agreement”) dated as of November 7, 2012, by and among the Company, the Singapore Borrower, Technitrol and certain affiliates of investment funds managed by Oaktree, in exchange for Oaktree’s investment of approximately $102.7 million in secured term loans pursuant to the Credit Agreement, the Company will issue to Oaktree (i) an amount of shares of common stock such that, when included with common stock and warrants Oaktree owns prior to the Closing Date, will represent approximately 49% of the outstanding common stock of the Company and (ii) the Technitrol Warrant, which will be terminated, if and when the Company’s non-voting preferred stock is authorized and issued to Oaktree, as further described above.

Directors

The Investment Agreement contains certain protective provisions, including the right of Oaktree and certain affiliated investment funds managed by Oaktree, to designate (i) up to three individuals to the Company's slate of director nominees at any shareholder meeting so long as Oaktree owns at least 50% of the stock which it receives as part of the recapitalization, (ii) up to two individuals to the Company's slate of director nominees at any shareholder meeting so long as Oaktree owns less than 50% but more than 25% of the stock it receives as part of the recapitalization and (iii) one individual to the Company's slate of director nominees at any shareholder meeting so long as Oaktree owns less than 25% but greater than 5% of the stock it receives as part of the recapitalization.

Top-Up

Furthermore, pursuant to the Investment Agreement, the Company granted Oaktree a five-year irrevocable option to purchase capital stock on the same terms and amounts following any sale of capital stock (subject to customary exceptions) to third-parties in order for Oaktree to maintain a 64.3795% equity interest in the Company on a fully-diluted basis (provided that the exercise of such option shall not result in Oaktree holding greater than 49% of the outstanding common stock prior to the discharge of the Senior Convertible Notes).

Registration Rights

Pursuant to the Investment Agreement, the Company shall enter into a Registration Rights Agreement with Oaktree (the “Registration Rights Agreement”).  Subject to other limitations set forth in the Registration Rights Agreement, the Company will grant (i) to Oaktree unlimited demand and piggy-back registration rights to register securities of the Company issued in connection with the recapitalization and (ii) to the 10% or greater stockholders of the Company other than Oaktree (the “Major Shareholders”), (a) one demand registration right on Form S-1 in the aggregate, (b) two demand registration rights on Form S-3 in the aggregate and (c) unlimited piggy-back registration rights.  Each registration right granted the Major Shareholders is exercisable only after six months following the Company’s next public offering.

Consent Rights

Pursuant to the Investment Agreement, for so long as Oaktree owns at least 50% of the stock which it receives as part of the recapitalization, the Company shall not, without Oaktree's prior written consent, take any of the following actions:

(A)           amend or alter the terms of the non-voting preferred stock or take any action that would have an adverse effect on the rights, privileges or preferences of such non-voting preferred stock;

(B)           other than pursuant to certain other customary exceptions, increase the authorized number of shares of the Company's common stock or issue any shares of capital stock of the Company, other than the issuance of authorized common stock of the Company;

(C)           authorize, designate or issue or obligate itself to issue, whether by reclassification or otherwise, any stock that would rank senior to the non-voting preferred stock or stock that would rank in parity with the common stock of the Company, other than common stock of the Company;

(D)           incur any indebtedness of the Company or any of its subsidiaries on a consolidated basis having an aggregate principal amount of more than $5 million; except for (x) the incurrence of any indebtedness existing as of November 7, 2012 or contemplated by the recapitalization or that is otherwise permitted under the Credit Agreement, or (y) the refinancing of indebtedness under the Credit Agreement (1) in a principal amount not to exceed the aggregate amount of all loans and commitments then outstanding under the Credit Agreement (at the time of such refinancing) and (2) on terms no less favorable to the Company and/or any of its subsidiaries with respect to interest expense on such refinanced indebtedness than are then in effect under the Credit Agreement (at the time of such refinancing);

(E)           create any pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature upon any of the material assets of the Company or any of its subsidiaries;

(F)           sell, assign, transfer, convey or otherwise dispose of material assets (including material equity of any subsidiary) or permit any subsidiary to do any of the foregoing;

(G)           engage in any (x) transaction or a series of related transactions that results in the common stock of the Company and the non-voting preferred stock on an as-converted basis being converted into less than a majority of the combined voting stock of the surviving entity or a sale of all or substantially all of the assets of the Company, or (y) any other merger, consolidation, reclassification, recapitalization or similar transaction of the Company or any of its Subsidiaries;

(H)           (x) acquire any business or person, by merger, consolidation or other purchase of substantial assets of any person or equity interests of any Person, in a single transaction or a series of related transactions, other than assets with a fair market value as determined in good faith by the Board of Directors of the Company of less than $5 million or (y) invest in any person other than the Company or any subsidiary of the Company in which the Company, directly or indirectly, owns at least 80% of each class of equity securities and other than investments with a fair market value as determined in good faith by the Board of Directors of the Company of less than $5 million;

(I)             increase the number of directors of the Board of Directors of the Company beyond seven (7) directors;

(J)            make any offer to the holders of Senior Convertible Notes in respect of the acquisition or exchange of their Senior Convertible Notes except as contemplated by the terms of the forthcoming exchange offer described herein or the payout of such Senior Convertible Notes in accordance with the indenture in respect of such notes; or

(K)           engage in related party transactions, subject to customary exceptions.

Conditions

In addition to the closing conditions and covenants pursuant to the Credit Agreement, the recapitalization is also subject to the following closing conditions and covenants under the Investment Agreement: (i) the representations and warranties of the Company and its subsidiaries in the definitive agreements must be true and correct in all material respects, (ii) the performance and compliance in all material respects with all covenants and agreements required to be performed pursuant to the definitive agreements as of the Closing Date, (iii) satisfaction of the closing conditions with respect to the Credit Agreement, (iv) continued NYSE approval of the Company’s financial viability exception Application, (v) issuance of an Officer’s certificate, (vi) issuance of the Technitrol Warrant, (vii) delivery to Oaktree of customary opinions of Company counsel, (viii) certain matters relating to the continued listing of the Company's common stock on the NYSE and (ix) Oaktree shall have received such other confirmation from the NYSE, acceptable to Oaktree in its sole discretion, that, based on the Company’s application for the financial viability exception to the NYSE stockholder approval policy submitted to the NYSE, the NYSE does not intend, within six months of the Closing Date, to initiate any delisting procedures in respect of the Common Stock.

Voting and Support Agreement

Under the Voting and Support Agreement (the “Voting and Support Agreement”) dated November 7, 2012, substantially all of the Company’s officers and directors agreed to vote any and all shares held by them (i) in favor of the adoption of the amendment to the articles of incorporation set forth as Exhibit B to the Investment Agreement and (ii) against any stockholder proposal that would reasonably be likely to result in the Company’s breach of the Investment Agreement or impair the Company’s ability to consummate the recapitalization.

The description of the recapitalization, the Credit Agreement, the Investment Agreement, the Technitrol Warrant, the Voting and Support Agreement, and the forms of the Registration Rights Agreement and the proposed amended and restated articles of incorporation of the Company that are exhibits to the Investment Agreement, are qualified in their entirety by reference to Exhibits 10.36, 10.37 and 10.38 to this Current Report on Form 8-K, which Exhibits are incorporated by reference herein.

NYSE Financial Viability Exception

The issuance of new shares of the common stock of the Company in the recapitalization would normally require shareholder approval under the shareholder approval policy of the New York Stock Exchange (“NYSE”) under Section 312.03 of the NYSE Listed Company Manual (“LCM”). However, the NYSE may grant, upon application, an exception from this requirement under Section 312.05 of the LCM, which provides that an exception may be granted when (i) the delay in securing shareholder approval would seriously jeopardize the financial viability of the enterprise and (ii) reliance by the listed company on this exception has been expressly approved by the audit committee of the board of directors of the listed company. In accordance with the NYSE’s rule providing that exception, the Audit Committee of the Board of Directors of the Company has expressly approved the Company’s intended use of the exception.  The NYSE has accepted the Company’s application for the exception, and, accordingly, the Company is relying on the financial viability exception to the shareholder approval requirements of the NYSE in connection with the recapitalization transactions.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

IMPORTANT INFORMATION FOR INVESTORS AND STOCKHOLDERS

This Current Report on Form 8-K does not constitute an offer to buy or a solicitation of an offer to sell any securities. If the recapitalization closes, the Company eventually intends to file a tender offer solicitation notice with the SEC with respect to the Senior Convertible Notes. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE SOLICITATION STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  After such solicitation notice is filed with the SEC, investors and stockholders may obtain a free copy of these documents free of charge at the SEC’s website at www.sec.gov.  Pulse also will provide a copy of these materials without charge on its website at www.pulseelectronics.com.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description.

10.36
Fourth Amended and Restated Credit Agreement, by and among Pulse Electronics Corporation, Pulse Electronics (Singapore) Pte Ltd., J.P. Morgan Chase Bank, N.A., and the Lenders thereto, dated November 7, 2012.

10.37	Investment Agreement, by and among Pulse Electronics Corporation, certain subsidiaries of Pulse Electronics Corporation and Oaktree, dated November 7, 2012.

10.38	Voting and Support Agreement, by and among Pulse Electronics Corporation and certain of its officer and director parties thereto, dated November 7, 2012.

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to the Company's planned recapitalization and each planned phase thereof, business strategy, outlook, objectives, plans, intentions, goals, future financial conditions, the success of the Company’s products or strategy or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pulse Electronics Corporation

Date: November 16, 2012	By:	/s/ Drew A. Moyer
Drew A. Moyer
Senior Vice President and Chief Financial Officer